 EXHIBIT 99-1

Rapid Link to Present at Rodman & Renshaw Third Annual Security, Biodefense & Connectivity Conference

LOS ANGELES, CA- June 6, 2006 -- Rapid Link, Inc. (OTCBB: RPID.OB), one of the leading providers of Internet Phone services to niche markets, today announced that the Chief Executive Officer, John Jenkins, will be presenting at the Third Annual Security, Biodefense & Connectivity Investor Conference sponsored by Rodman & Renshaw, June 19th, 2006 at 4:30 pm Eastern Time at the St. Regis Hotel in New York City. John Jenkins is expected to discuss the Company's current developments, on-going strategic initiatives and market opportunities. David Hess, Rapid Link's president, will also be available for questions. Parties interested in scheduling 1-on-1 meetings with Mr. Jenkins and Mr. Hess are invited to contact Lily Khaykina at LK@rodmanandrenshaw.com or Susan Kim at skim@theruthgroup.com.

"We are delighted to present at the Rodman & Renshaw Conference, where we look forward to discussing the Company's recent progress," said John Jenkins.  "In addition, we look forward to the opportunity to discuss the completion of our recent acquisition and the integration of Telenational Communications with the investment community."

The presentation will be webcast live via streaming audio and can be accessed by visiting http://wsw.com/webcast/rrshq9/rpid.ob/ and also the "Investor Relations" section under the "Corporate" page of the Rapid Link website at www.rapidlink.com. For those unable to listen to the live webcast, a replay of the presentation will be available for 90 days on the Company's website. For those listening live, please connect to the website several minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About Rapid Link, Inc.

Rapid Link provides value-added Internet Phone (IP) communication services to customers, both domestically and internationally. Rapid Link is a leading niche market provider that has focused on the US military and other key niche markets through its proven, high-quality Internet telephony products, services and infrastructure for service providers, businesses and individuals worldwide. The Company's IP service offerings include multiple service plans, which reside on Rapid Link's IP network. The company offers PC-to-PC, PC-to-phone, phone-to-phone communication on their unique set of IAD's -- Internet Access Device's -- that provide a low cost phone service that is delivered through any broadband connection. Rapid Link's back office provides billing, operations management, marketing support, inventory management, accounts payable, accounts receivable, sales force automation, commission management, trouble ticket reporting. Customers can manage their telecommunications services in a real-time environment through the company's tested back office support structure. Rapid Link's network spans more than 50 countries on 6 continents. For more information, visit www.rapidlink.com.

Contacts:
Investor Relations
Rapid Link, Inc.
Tel.: 310-566-1702

The Ruth Group

Investors:
John Quirk
Tel.: 646-536-7029

Media:
Susan Kim
Tel: 646-536-7032